January 17, 2008

President’s Report

Dividend and Unaudited Results Fourth Quarter 2007

FHLBNY Declares a 8.40% Dividend for the Fourth Quarter of 2007

I am pleased to report that our Board of Directors has approved a cash dividend for the fourth quarter of 2007 at the rate of 8.40 percent (annualized). The Home Loan Bank’s dividend rate for the third quarter was 8.05 percent. The dollar amount of the fourth quarter dividend will be approximately $94 million. The dividend will be distributed to member financial institutions on January 31, 2008.

The average rate for dividends paid on the basis of stock ownership in 2007 was 7.86 percent, and the total cash dividend paid for these four quarters was approximately $309 million.

The dividend reflects the Bank’s low-risk profile and conservative investment strategy.

Fourth Quarter and Full-year 2007 Operating Results

Net income for the quarter ended December 31, 2007, was $96.0 million, an increase of
36.7 percent compared with $70.3 million for the same period in 2006. Net interest income increased $18.6 million, or 14.4 percent, to $147.8 million for the quarter, up from
$129.2 million for the same period in 2006. This increase in net interest income was due primarily to strong advance demand from our community member lenders as well as a favorable funding environment. During the third and fourth quarters of 2007, advances balances increased dramatically as a result of a liquidity shortage that affected the U.S. banking system.

For the year, the Bank earned $323.1 million, up 13.3 percent from the $285.2 million of earnings for 2006.

Fourth Quarter 2007 Balance-Sheet Highlights

Total assets increased 34.3 percent to $109.7 billion at December 31, 2007, from $81.7 billion at year-end 2006. Advances were up to $80.6 billion, compared with $59 billion at year-end 2006, and represented 73.4 percent of total assets. Investments and short-term money-market

Federal Home Loan Bank of New York
President’s Report
January 17, 2008

instruments increased 23.4 percent to $25.4 billion, compared with $$20.5 billion at year-end 2006. Mortgages acquired through our Mortgage Partnership Finance® Program were approximately the same at the end of 2007 — $1.5 billion — as compared to year-end 2006. As a percent of total assets, capital decreased to 4.33 percent on December 31, 2007, as compared with 4.78 percent at year-end 2006.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.